FOXBY CORP.
                    (formerly, "Internet Growth Fund, Inc.")

          Your vote on the proposals at the Special Meeting will have a SIGNIFICANT IMPACT on the future of your investment.

 Your vote for this extremely important Special Meeting has NOT been recorded.
                               PLEASE VOTE TODAY!


                                                  October 15, 2003


Dear Fellow Shareholder:

     We previously mailed to you proxy materials relating to the Special Meeting of Shareholders of Foxby Corp. (formerly, "Internet Growth Fund, Inc."), originally scheduled for Friday, September 12, 2003. The Special Meeting has been re-adjourned to October 28, 2003 at 10:00 a.m. to allow additional time to solicit proxies. According to our latest records, we have not received your vote for this important meeting. Regardless of the number of shares you own, it is important that they are represented and voted at the meeting. You can help reduce Fund expenses associated with further solicitation for the Special Meeting by voting now.

     DUE TO THE SHORT TIME BEFORE THE MEETING, YOU MUST VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE ENCLOSED INSTRUCTIONS OR BY CALLING 1-866-470-4100 FOR ASSISTANCE.

     The Board of Directors, including the Directors who are not interested persons of the Fund, unanimously recommends that you vote "FOR" all proposals on the Special Meeting notice for the reasons set forth in the proxy statement.

     Questions concerning the proxy material or assistance with voting your shares should be directed to the Fund's proxy solicitor, N.S. Taylor & Associates, Inc. N.S. Taylor may be reached by calling toll-free 1-866-470-4100.

     Thank you for your cooperation and continued support.


                                                  Sincerely,
                                                  /s/ Thomas B. Winmill
                                                  Thomas B. Winmill
                                                  President